     EXHIBIT 3

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, $.0001 par value per share, of Barra, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated as of April 14, 2004.

MORGAN STANLEY

By:	/s/ Martin M. Cohen

	Name:	Martin M. Cohen
	Title:	Assistant Secretary and Counsel

MORGAN STANLEY RISK HOLDINGS, INC.

By:	/s/ Martin M. Cohen

	Name:	Martin M. Cohen
	Title:	Vice President and Secretary